Exhibit 23

Independent Auditors’ Consent

The Board of Directors
The Home Depot, Inc.:

We consent to incorporation by reference in the Registration Statements Nos. 333-91943 and 333-01385 on Form S-8 of The Home Depot, Inc. of our report dated April 19, 2002, relating to the statements of net assets available for benefits of Maintenance Warehouse FutureBuilder as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years then ended and the supplemental schedule, which report appears in the December 31, 2001 annual report on Form 11-K of Maintenance Warehouse FutureBuilder.

                                                                                                                /s/ KPMG LLP

Atlanta, Georgia
June 24, 2002

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